Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

BankMobile Technologies, Inc.

West Reading, Pennsylvania

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated September 21, 2020, relating to the financial statements of BankMobile Technologies, Inc., which is contained in that proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

November 17, 2020